Exhibit 99.2
PDC Energy, Inc.
Amended and Restated 2010 Long-Term Equity Compensation Plan

Director Restricted Stock Unit Agreement

Date

Director name
Address 1
Address 2

Dear :

We are pleased to inform you that PDC Energy, Inc. (the “Company”) has made the following award of restricted stock units (the “Restricted Stock Units”) to you pursuant to the Company’s Amended and Restated 2010 Long-Term Equity Compensation Plan (the “Plan”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Notice of Restricted Stock Unit Award

Grant Date	[ _____________________ ]
Number of Restricted Stock Units	[ _____________________ ]
Vesting Schedule
Except as set forth below, your Restricted Stock Units will vest on the one (1) year anniversary of the Grant Date (the “Scheduled Vesting Date”), subject to your continued provision of service on the Board from the Grant Date through such date.

Special Vesting Events
Notwithstanding the above, any unvested Restricted Stock Units shall become vested in full upon the occurrence of any of the following:

(1)your retirement from the Board in compliance with the Board’s retirement policy as then in effect;
(2)the termination of your service on the Board as a result of your not being nominated for reelection by the Board;
(3)the termination of your service on the Board because of your resignation or failure to stand for reelection with the consent of the Company’s Board (which means approval by at least 80% of the directors voting, with you abstaining);

(4)the termination of your service on the Board because you, although nominated for reelection by the Board, are not reelected by the Company’s stockholders;
(5)the termination of your service on the Board because of (i) your resignation at the request of the Nominating and Governance Committee of the Board (or successor committee), (ii) your removal by action of the stockholders or by the Board, or (iii) a Change in Control of the Company; or
(6)the termination of your service on the Board because of death or Disability.

A termination of your service on the Board for any reason not described in (1) through (6) above (including, but not limited to, a removal or resignation for cause) will result in a forfeiture on the date of termination of all Restricted Stock Units not previously vested.

Payment
Timing

The Company shall make payment for each Restricted Stock Unit that vests hereunder within 10 calendar days following the vesting of such Restricted Stock Units, and in all events no later than [ __ ].

Form of Payment

Payment in respect of vested Restricted Stock Units shall be made by distributing a number of shares of Common Stock equal to the number of vested Restricted Stock Units being paid.

Dividend Equivalent Right
Restricted Stock Units shall have related dividend equivalent rights, which shall entitle you to receive an additional amount in cash in respect of your vested Restricted Stock Units equal to the value of all dividends and distributions made between the Grant Date and the payment date with respect to a number of shares of Common Stock equal to the number of Restricted Stock Units paid on such date (the “Dividend Equivalent Amounts”). The Dividend Equivalent Amounts shall be accumulated and paid at the same time as the vested Restricted Stock Units to which they relate. In the event the related Restricted Stock Units are forfeited, the accumulated Dividends Equivalent Amounts will also be forfeited.

Stockholder Rights	You have no stockholder rights with respect to the Restricted Stock Units.

Other Terms and Conditions	Are set forth in the accompanying Restricted Stock Unit Grant Terms and Conditions and the Plan.

By your online acceptance, you and the Company agree that the Restricted Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and of this Director Restricted Stock Unit Agreement (including this Notice of Director Restricted Stock Unit Award and the accompanying Restricted Stock Unit Terms and Conditions) (the “Grant Documents”). You hereby represent and acknowledge that you (i) have reviewed the Plan and the Grant Documents in their entirety, and have had an opportunity to obtain the advice of counsel prior to executing this document, (ii) fully understand all provisions of the Plan and the Grant Documents, and (iii) hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Company’s Compensation Committee (the “Committee”) upon any questions relating to the Plan and the Grant Documents.

PDC ENERGY, INC.

Nicole L. Martinet, Senior V.P. and General Counsel

If you have any questions concerning the Grant Documents, please contact the General Counsel’s Office.

Restricted Stock Unit Terms and Conditions
The following terms and conditions apply to the Restricted Stock Units granted to you by the Company, as specified in the accompanying Notice of Restricted Stock Unit Award.

1.Grant of Restricted Stock Units. The Company has issued to you the number of Restricted Stock Units set forth above in the Notice of Restricted Stock Unit Award, effective on the Grant Date, and subject to the terms and conditions set forth in the Notice of Restricted Stock Unit Award and the Restricted Stock Unit Terms and Conditions (together, the “Grant Documents”), and the Plan (which is incorporated herein by reference).

2.Restricted Stock Units Non-Transferable. Restricted Stock Units (and related rights) may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise.

3.Vesting. Unless otherwise provided in the Plan, your Restricted Stock Units shall vest in accordance with the Vesting Schedule and/or upon the Special Vesting Events set forth in the Notice of Restricted Stock Unit Grant.

4.Payment. Payment in respect of vested Restricted Stock Units shall be made at the time(s) and in the form(s) set forth in the Notice of Restricted Stock Unit Grant.

5.Termination of Service; Forfeiture. Upon the termination of your service on the Board for any reason, any Restricted Stock Units that do not or have not vested in accordance with Paragraph 3 and the Notice of Restricted Stock Unit Award shall immediately be forfeited. Upon forfeiture, you shall have no further rights with respect to such Restricted Stock Units and related Dividend Equivalent Amounts.

6.Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of Restricted Stock Units and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Committee, in the exercise of its sole discretion and without your consent, may amend or modify the Grant Document in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide you with notice of any such amendment or modification. This Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.

7.Reserved.

8.Consent Relating to Personal Data. Although you are not required to do so, you hereby voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Section 8. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units and other equity awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

9.Reserved.

10.Electronic Delivery. BY YOUR ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE GRANT DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

11.Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

12.Amendment. The Grant Documents may be amended by the Committee at any time without your consent if such amendment does not reduce the benefits to which you were entitled or is otherwise permitted herein or in the Plan. In all other cases, the Grant Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and by you.

13.Relationship to Plan. Nothing in the Grant Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Grant Documents, the terms of the Plan shall prevail.

14.Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Restricted Stock Unit Terms and Conditions. The invalidity or unenforceability of any provision of the Grant Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.

15.Waiver. Any provision contained in the Grant Documents may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

16.Binding Effect. The Grant Documents shall be binding upon and inure to the benefit of the Company and to you and each of your respective heirs, executors, administrators, legal representatives, successors and assigns.

17.Rights to Continued Board Service. Nothing contained in the Grant Documents shall be construed as giving you any right to be retained on the Board and the Grant Documents are limited solely to governing your rights and obligations with respect to your Restricted Stock Units.

18.Governing Law. The Grant Documents shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law principles thereof.

19.Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Restricted Stock Units is subject to the Company’s policies regulating securities trading by directors, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Restricted Stock Units is subject in all respects to any laws, regulations, or Company compensation policies related to clawback that may be in effect from time to time.

20.Section 409A Compliance. The Restricted Stock Units granted hereunder are intended to comply with the requirements of section 409A of the Internal Revenue Code, and the Grant Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Restricted Stock Units granted hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.